UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2016

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GLADSTONE LAND CORPORATION

(Exact Name of Registrant as Specified in Charter)

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Maryland	001-35795	54-1892552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1521 Westbranch Drive, Suite 100 McLean, Virginia	22102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 287-5800

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.          Unregistered Sales of Equity Securities.

On October 7, 2016, a wholly-owned subsidiary (the “Purchaser”) of Gladstone Land Limited Partnership (the “Operating Partnership”), the operating partnership of Gladstone Land Corporation (the “Company”), entered into an agreement of purchase and sale of property with a seller (the “Seller”), which Seller is unrelated to the Company (the “Purchase Agreement”). Additionally, the Purchaser, collectively with the Operating Partnership and certain other affiliated entities entered into an agreement for the contribution and transfer of property (the “Contribution Agreement” and, together with the Purchase Agreement, the “Agreements”) with the Seller.

The Agreements collectively provided for the acquisition by the Company or its designee of certain real property located in Colorado (the “Property”) for total consideration of approximately $9.8 million in cash and approximately $3.3 million in units of limited partnership interests of the Operating Partnership (“OP Units”), exclusive of closing costs and subject to certain credits and debits as set forth in the Agreements.

On November 23, 2016, each of the Agreements were amended to adjust the total consideration for the Property to be approximately $9.1 million in cash and approximately $3.0 million in OP Units. All other terms of the Agreements remained unchanged.

Following a one-year holding period, the OP Units will be redeemable for cash or, at the Company’s discretion, exchangeable for shares of common stock of the Company, par value $0.001 per share, in accordance with the terms of the partnership agreement of the Operating Partnership.

The exchange of the OP Units pursuant to the Contribution Agreement will be consummated without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act as transactions not involving any public offering. No sales commission or other consideration will be paid in connection with such sale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gladstone Land Corporation

November 30, 2016	By:	/s/ Lewis Parrish
Lewis Parrish
Chief Financial Officer